Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of April 24, 2026, is by and between Mobile-health Network Solutions, a Cayman Islands company (the “Company”), and the Purchaser who is a signatory to this Agreement and who is listed on Annex A hereto (the “Purchaser”). Each of the Purchaser and the Company is sometimes referred to herein each as a “Party”, and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, Class A ordinary shares, par value $0.00016 per share (the “Ordinary Shares”, and such Ordinary Shares issued pursuant to this Agreement, the “Sold Shares” or “Securities”), in accordance with the terms and provisions of this Agreement, with capital injection to be used for the construction of AI Data Centers held by PP GRID SDN. BHD.;

WHEREAS, the Parties acknowledge that the share purchase will be conducted in stages, with shares to be issued by the Company correspondingly upon each tranche of funds received from the Purchaser;

WHEREAS, upon completion of the full capital injection, the Purchaser shall hold a sixty-five percent (65%) equity stake in the Company;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Purchaser agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Issuance, Sale and Purchase of Securities. Upon the terms and conditions in this Agreement, the Company is offering to the Purchaser, and the Purchaser has agreed to purchase, the number of Securities set forth opposite the Purchaser’s name on the Purchaser’s signature page and on Annex A hereto, in each case, free and clear of any lien, charge, pledge, security interest, right of first refusal, or pre-emptive right (“Liens”).

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Section 1.2 Aggregate Capital Injection and Equity Stake. Upon the terms and subject to the conditions set forth herein, the Purchaser has agreed to inject an aggregate capital of MYR 500,000,000.00 (Malaysian Ringgit Five Hundred Million Only) (the “Total Subscription Amount”) into the Company (the “Capital Injection”), representing a sixty-five percent (65%) equity stake in the Company upon full completion of such Capital Injection. The Securities shall be issued at a purchase price of US$14.10 per Share (the “Purchase Price Per Share”), equivalent to approximately 9,000,000 Class A Ordinary Shares. The total number of Sold Shares and the USD equivalent of each tranche shall be computed based on the prevailing MYR/USD exchange rate at the time of each fund transfer, unless otherwise agreed in writing between the Parties. The capital injection under this Agreement shall be utilised exclusively for the construction of Artificial Intelligence (AI) Data Centers held by PP GRID SDN. BHD., and for such other corporate purposes as the Parties may agree in writing.

Section 1.3 Staged Share Issuance. The Capital Injection and the corresponding issuance of Sold Shares shall be carried out in stages as follows:

(a) The Purchaser shall deliver to the Company, via wire transfer, immediately available funds in such tranches and amounts as mutually agreed between the Parties in writing from time to time (each, a “Tranche”);

(b) Upon receipt of each Tranche, the Company shall, within fifteen (15) Business Days, issue to the Purchaser a number of Class A Ordinary Shares equal to the MYR amount of such Tranche converted to USD at the applicable exchange rate on the date of receipt, divided by US$14.10, free and clear of all Liens (each such issuance, a “Tranche Closing”);

(c) For each Tranche Closing, the Company shall deliver to the Purchaser irrevocable instructions to Vstock Transfer, LLC, or the current transfer agent of the Company, and any successor transfer agent of the Company (the “Transfer Agent”), instructing the Transfer Agent to issue the applicable Sold Shares in the name of the Purchaser, or, at the election of the Company, evidence of the issuance of such Sold Shares in book-entry form on the books of The Depository Trust Company or in DRS book-entry form by the Transfer Agent;

(d) The aggregate number of Sold Shares to be issued to the Purchaser across all Tranches shall, upon full completion of the Capital Injection, constitute approximately 65% of the total issued and outstanding shares of the Company on a fully diluted basis; and

(e) The Parties shall execute a Tranche Confirmation Notice for each Tranche, specifying the amount transferred, applicable exchange rate, number of Sold Shares to be issued, and the expected Tranche Closing date.

Section 1.4 Deliveries; Conditions.

(a) Deliveries. On or prior to the date of each Tranche Closing, the Parties shall deliver or cause to be delivered:

(i) this Agreement duly executed by each Party;

(ii) the Company shall deliver the corresponding Sold Shares for such Tranche, free and clear of all Liens, as well as irrevocable transfer agent instructions;

(iii) the Company shall deliver wire instructions for payment of the Purchaser’s Tranche amount, and the Purchaser shall deliver such amount by wire transfer to the designated account of the Company; and

(iv) the Parties shall execute and exchange a Tranche Confirmation Notice.

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(b) Conditions. The obligations of the Parties in connection with each Tranche Closing are subject to the following conditions being met (any of which may be waived in writing by the waiving Party in its sole discretion):

(i) the representations and warranties of each Party set forth in this Agreement shall be true and correct in all material respects as of the applicable Tranche Closing Date, except where failure would not reasonably be expected to have a Material Adverse Effect;

(ii) all obligations, covenants and agreements of each Party required to be performed at or prior to such Tranche Closing Date shall have been performed;

(iii) the Company shall have obtained all governmental, regulatory or third-party consents and approvals, if any, necessary for the issuance of the applicable Securities; and

(iv) the Sold Shares (A) shall be approved and designated for quotation or listed on the Nasdaq Capital Market, subject to official notice of issuance, and (B) shall not be suspended by the SEC or the Nasdaq Capital Market from trading on the Nasdaq Capital Market nor shall suspension have been threatened as of such Tranche Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

(a) Organization and Power. Each of the Company and any subsidiary of the Company, whether direct or indirect (“Subsidiaries”) is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any of its Subsidiaries is in violation or default of any provision of the Company’s Amended and Restated Memorandum and Articles of Association, dated September 23, 2025, or any other organizational documents of the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing such power and authority or qualification, except to the extent not material.

(b) Due Issuance of the Securities. The Securities have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, the Securities will be validly issued, fully paid and non-assessable, and the Securities shall be free and clear of all Liens and issued in compliance with all applicable securities laws.

(c) Authority and Validity. The Company has full power and authority to enter into, execute and deliver this Agreement, the other Transaction Documents and each agreement, certificate, document and instrument to be executed and delivered by it pursuant to this Agreement, and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder (“Transaction Documents”) and the performance by it of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part, including by the Board.

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(d) Enforcement; Non-contravention. Each of this Agreement and the other Transaction Documents has been duly executed and delivered by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(e) Filings, Consents and Approvals. Neither the execution and delivery by the Company of this Agreement or the other Transaction Documents, nor the consummation by the Company of the Transactions, nor the performance by the Company of this Agreement or any other Transaction Documents in accordance with its terms requires the filing, consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental authority or other public body or authority, except the filing of a Form D and current report on Form 6-K with the Securities and Exchange Commission (the “SEC”) or the listing of the Sold Shares with the Nasdaq Capital Market.

(f) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and any other applicable Law, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(g) No General Solicitation. Neither the Company nor any person or entity acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to “accredited investors” within the meaning of Rule 501 under the Securities Act.

(h) No Integrated Offering. None of the Company nor its Subsidiaries, nor to the knowledge of the Company any Person acting on its or their behalf, has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Securities under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available.

(i) No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities expressly reserved against in the consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries included in the Company’s Annual Report on Form 20-F/A for the fiscal year ended June 30, 2025 (the “Balance Sheet Date”).

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(j) Absence of Certain Changes. Since the Balance Sheet Date, there has not been any event, occurrence or development that has had or that could reasonably be expected to result in a material adverse effect affecting the Company (“Material Adverse Effect”).

(k) Equity Capitalization.

(i) As of the execution of this Agreement, (1) 3,831,549 Class A Ordinary Shares were issued and outstanding and (2) 335,671 Class B Shares were issued and outstanding.

(ii) All of the Company’s issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable.

(iii) Except as disclosed in the SEC Reports, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other contracts relating to the issuance or repurchase of capital stock, or other equity interests of the Company or any of its Subsidiaries.

(iv) The SEC Reports set forth, as of the execution of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company or joint venture to which the Company or any of its Subsidiaries is party.

(l) No Broker. No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution and delivery of this Agreement or the consummation of the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(m) Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as such term is defined in the Investment Company Act of 1940.

(n) No Survival. The Company’s representations and warranties shall survive until the final Tranche Closing.

Section 2.2 Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Company:

(a) Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite actions on the Purchaser’s part.

(b) Valid Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the Purchaser’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Consents. Neither the execution and delivery by the Purchaser of this Agreement nor the consummation by the Purchaser of any of the Transactions nor the performance by the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third party, except as have been obtained, made or given and except as to any Schedule 13D filings pursuant to the Exchange Act.

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(d) No Conflict. Neither the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents, nor the consummation by the Purchaser of the Transactions, nor compliance by the Purchaser with any of the terms and conditions hereof, will (A) contravene, conflict with or violate any existing Law, rule or regulation or any Order applicable to the Purchaser, (B) contravene, conflict with, violate or constitute a default under any agreement to which the Purchaser is party, or (C) result in a violation of the Purchaser’s applicable personal or organizational documentation.

(e) No General Solicitation. The Purchaser is not purchasing the Securities because of any general solicitation or general advertising, including any advertisement, articles, notice or other communication published in any newspaper, magazine or similar media or broadcast over television, radio, or digital platforms.

(f) Access to Information. The Purchaser acknowledges that the Purchaser has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC Reports and has been afforded: (i) the opportunity to ask such questions as the Purchaser has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable the Purchaser to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(g) Status and Investment Intent.

(i) Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Securities for the Purchaser’s own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Securities in violation of the Securities Act or other applicable laws.

(iii) Investor Accredited Status. The Purchaser is an “accredited investor”, as that term is defined in Rule 501(a) of Regulation D of the Securities Act. The Purchaser has, prior to the date hereof, provided the Company with an executed purchaser questionnaire that confirms the Purchaser’s status as an accredited investor.

(iv) Distribution Compliance Period. The Purchaser understands that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Securities have not been registered under the Securities Act or any other securities laws. The Purchaser understands that its investment in the Securities involves a high degree of risk. The Purchaser acknowledges that the Securities may not be sold, hypothecated or otherwise disposed of unless registered under the Securities Act and applicable state securities laws or an exemption from registration is available.

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(v) Restrictive Legend. The Purchaser understands that the certificate or book entry evidencing the Securities will bear a legend substantially to the following effect:

“THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NO SALE, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION OF THESE SECURITIES MAY BE MADE UNLESS EITHER (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EITHER CASE UPON THE RECEIPT OF AN OPINION OF U.S. COUNSEL.” “THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN LOCK-UP TERMS AND CONDITIONS SET FORTH IN A CERTAIN AGREEMENT, DATED [*], 2026, BY AND AMONG MOBILE-HEALTH NETWORK SOLUTIONS AND THE OTHER PARTIES THERETO. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”

(vi) No Broker. No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution and delivery of this Agreement or the consummation of the Transactions based upon arrangements made by or on behalf of the Purchaser.

(h) Not an Affiliate. As of immediately prior to the first Tranche Closing, the Purchaser is not an officer, director or “affiliate” (as that term is defined in Rule 415 of the Securities Act) of the Company.

(i) No Survival. The representations and warranties of the Purchaser shall survive until the final Tranche Closing.

ARTICLE III

COVENANTS; MISCELLANEOUS

Section 3.1 Use of Proceeds. The Purchaser acknowledges and agrees that the capital injected under this Agreement shall be applied by the Company exclusively towards the construction of Artificial Intelligence (AI) Data Centers held by PP GRID SDN. BHD., including all related infrastructure, equipment, and operational expenditures pertaining thereto. The Company shall maintain accurate records of all expenditures made from the Capital Injection and shall provide the Purchaser with periodic reports upon reasonable written request.

Section 3.2 Adjustments for Corporate Actions. The Purchase Price Per Share and all share numbers of the Sold Shares and any other share-based payments may be adjusted to account for any corporate actions of the Company, including but not limited to reverse share-splits, share consolidations, stock dividends, or other similar actions that affect the share capital structure of the Company. Such adjustments shall ensure that the economic value of the Sold Shares issued to the Purchaser remains equitable and is not diminished or enhanced solely due to such corporate actions.

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Section 3.3 Legends. Subject to Section 3.5 of this Agreement, upon request of the Purchaser or any transferee of part or all of the Purchaser’s Securities, the legends set forth in Section 2.2(g)(v) of this Agreement or any other legends shall be removed from the applicable Securities if such legend is not required in order to establish compliance with any provisions of the Securities Act.

Section 3.4 Securities Filings. The Company agrees to file a Form D with respect to the Securities if required under Regulation D. Following each Tranche Closing Date, the Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States.

Section 3.5 Lock-Up.

(a) Each tranche of Sold Shares shall be subject to a lock-up restriction such Sold Shares shall not be Transferred for a period of 180 days after the date of their respective issuance.

(b) The foregoing lock-up restrictions shall not apply to: (i) transfers to the Purchaser’s immediate family members or to a trust of which an immediate family member is a beneficiary; (ii) transfers pursuant to a qualified domestic relations order; and (iii) transfers by virtue of the laws of descent and distribution upon the death of the Purchaser; provided, in each instance, that the transferee executes documentation reasonably satisfactory to the Company that legally binds such transferee to the lock-up provisions in this Agreement.

Section 3.6 Confidentiality. Following each Tranche Closing, the Purchaser shall not, and shall direct its Representatives not to, disclose any Confidential Information to any person other than the Purchaser and its Representatives and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Purchaser’s investment in the Company made pursuant to this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives may disclose Confidential Information in order to comply with applicable law.

Section 3.7 Termination. This Agreement may not be terminated except by mutual written agreement of the Parties; provided, however, that no such termination will affect the right of any party to sue for any breach by any other party.

Section 3.8 Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the Transaction Documents and the consummation of Transactions.

Section 3.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either Party against the other concerning the Transactions shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York. The Parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

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Section 3.10 Consent to Jurisdiction. Each of the Company and the Purchaser hereby irrevocably waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

Section 3.11 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 3.12 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns.

Section 3.13 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the prior express written consent of the other Party. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 3.14 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Parties to whom notice is to be given, on the date sent if sent by e-mail or facsimile, on the next business day following delivery if sent by courier or on the day of attempted delivery by postal service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed. If to the Purchaser, at the address set forth on the signature page hereto. If to the Company, at:

Mobile-health Network Solutions

2 Venture Drive #07-06/07 Vision Exchange

Singapore 608526

Attn: Dr. Siaw Tung Yeng

Email: drsiaw@manadr.com

Any Party may change its address for purposes of this Section 3.14 by giving the other Party a written notice of the new address in the manner set forth above.

Section 3.15 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 3.16 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect.

Section 3.17 Fees and Expenses. Each Party will be responsible for all of its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

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Section 3.18 Public Announcements. The Purchaser and the Company shall consult with each other before issuing any press release or public announcement in respect of the Transaction Documents or the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or Order.

Section 3.19 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof. Accordingly, each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 3.20 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 3.21 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

MOBILE-HEALTH NETWORK SOLUTIONS

By:
Name:	Siaw Tung Yeng
Title:	Co-Chief Executive Officer

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PURCHASER SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned has caused this Securities Purchase Agreement to be duly executed as of the date first indicated above.

Name of Purchaser: LING TIUNG LENG, DATO’ (STANLEY LING)

NRIC/IC No.: 650517-13-5413

Signature of Purchaser:

LING TIUNG LENG, DATO’ (STANLEY LING)

Address for Notice to Purchaser:

No. 46, Jalan Khun Phin

4½ Mile Jalan Penrissen

93250 Kuching, Sarawak

Malaysia

Total Capital Injection: MYR 500,000,000.00 Purchase Price Per Share: US$14.10

Target Equity Stake: 65% of total issued and outstanding shares of Mobile-health Network Solutions upon full completion of Capital Injection

Approximate Number of Class A Ordinary Shares (at full subscription): 9,000,000 shares

Designated Use of Proceeds: Construction of AI Data Centers held by PP GRID SDN. BHD.

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ANNEX A

PURCHASERS

NAME OF PURCHASER	ADDRESS	PURCHASER’S TOTAL SUBSCRIPTION AMOUNT	APPROXIMATE SOLD SHARES (FULLY DILUTED)
LING TIUNG LENG, DATO’ (STANLEY LING)	No. 46, Jalan Khun Phin 4½ Mile Jalan Penrissen 93250 Kuching, Sarawak	MYR 500,000,000.00	9,000,000 shares
	Malaysia
TOTAL TARGET EQUITY STAKE:		MYR 500,000,000.00	65%

* The number of Sold Shares per Tranche shall be calculated based on the MYR/USD exchange rate prevailing on the date of each fund transfer, divided by the Purchase Price Per Share of US$14.10. The aggregate Sold Shares upon full completion of the Capital Injection shall represent 65% of the total issued and outstanding shares of Mobile-health Network Solutions on a fully diluted basis.

* PP GRID SDN. BHD. is the entity designated to construct and operate the AI Data Centers for which this Capital Injection is specifically earmarked.

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